EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ENTERS INTO $20 MILLION CREDIT AGREEMENT

CHESTER, WV — March 18, 2010 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) (the “Company”) announced today that it has entered into a new credit agreement with Aladdin Credit Advisors, L.P., as administrative agent.  The new credit agreement provides for a $20 million senior secured delayed-draw term loan credit facility, $10 million of which the Company has drawn today. The purpose of the credit facility is to finance (i) ongoing working capital and general corporate needs of the Company and its subsidiaries, and (ii) capital expenditures, including the development of Presque Isle Downs for table gaming operations in Erie, Pennsylvania.

The new credit facility matures on March 18, 2013 and replaces the Company’s current credit facility, which is currently undrawn and would have matured on March 31, 2010.

Forward-Looking Statements

This press release contains forward-looking statements concerning, among other things, a new credit facility.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for factual results to differ materially.  Those risks and uncertainties include, but are not limited to, financial market risks, general economic conditions, legislative and regulatory matters, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements, except as may be required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

David R. Hughes

Corporate Executive VP and Chief Financial Officer

(724) 933-8122

dhughes@mtrgaming.com